SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                             (Amendment No.      )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e) (2))

                               HEICO CORPORATION
               (Name of Registrant as Specified in Its Charter)

                               HEICO CORPORATION
   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)  Proposed maximum aggregate value of transaction:
    (5)  Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:

                               HEICO CORPORATION

                               ----------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 21, 2000
                               ----------------

     The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation ("HEICO" or the "Company"), will be held on March 21, 2000, at 10:00 A.M. local time, at The Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida, for the following purposes:


   1. To elect a Board of Directors for the ensuing year;


   2. Transacting such other business as may properly come before the meeting or any adjournments thereof.


     Only holders of record of HEICO Common Stock and Class A Common Stock at the close of business on January 24, 2000 will be entitled to vote at the Meeting.


     YOU ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO SIGN AND DATE THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY. YOU MAY REVOKE YOUR PROXY EITHER BY WRITTEN NOTICE TO HEICO OR IN PERSON AT THE MEETING (WITHOUT AFFECTING ANY VOTE PREVIOUSLY TAKEN).




                                              BY ORDER OF THE BOARD OF DIRECTORS
3000 Taft Street                                           LAURANS A. MENDELSON,
Hollywood, Florida                                        CHAIRMAN OF THE BOARD,
February 15, 2000                                                  PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER

                               HEICO CORPORATION
                   3000 TAFT STREET, HOLLYWOOD, FLORIDA 33021

                               ----------------
                                PROXY STATEMENT
                               ----------------

     This Proxy Statement is furnished to the shareholders of HEICO Corporation ("HEICO" or the "Company") in connection with the solicitation of proxies by HEICO's Board of Directors (the "Board") for use at the annual meeting of shareholders of HEICO to be held at The Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida 33004 on Tuesday, March 21, 2000 at 10:00 A.M., local time. This Proxy Statement is first being mailed to shareholders on or about February 18, 2000.


     At the annual meeting, the shareholders will be asked to elect a Board and to vote on any other business which properly comes before the meeting.


     THE BOARD OF DIRECTORS OF HEICO URGES YOU PROMPTLY TO DATE, SIGN AND MAIL YOUR PROXY, IN THE FORM ENCLOSED WITH THIS PROXY STATEMENT, TO MAKE CERTAIN THAT YOUR SHARES ARE VOTED AT THE MEETING. PROXIES IN THE ENCLOSED OR OTHER ACCEPTABLE FORM THAT ARE RECEIVED IN TIME FOR THE MEETING WILL BE VOTED. HOWEVER, YOU MAY REVOKE YOUR PROXY AT ANY TIME BY A REVOCATION IN WRITING OR A LATER DATED PROXY THAT IS RECEIVED BY HEICO, AND IF YOU ATTEND THE MEETING YOU MAY VOTE YOUR SHARES IN PERSON.


     If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.


     HEICO will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and directors, officers and regular employees of HEICO may solicit proxies personally or by telephone, telegram or special letter. HEICO will also employ Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, to assist in soliciting proxies for a fee of $5,000.00 plus related out-of-pocket expenses.


     Only holders of record of HEICO Common Stock, $0.01 par value per share (the "Common Stock") and Class A Common Stock, $0.01 par value per share (the "Class A Common Stock") at the close of business on January 24, 2000 will be entitled to vote at the meeting. On that date there were 8,417,270 shares of Common Stock, each entitled to one vote and 7,349,329 shares of Class A Common Stock, each entitled to 1/10th vote per share outstanding.

          VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth some information regarding the beneficial ownership of the Common Stock and Class A Common Stock as of January 24, 2000 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock, (ii) the Chief Executive Officer and the other four most highly compensated executive officers, (iii) each of the directors of the Company, and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them.

                                                                               SHARES BENEFICIALLY OWNED(2)
                                                                   -----------------------------------------------------
                                                                                                        CLASS A
                                                                         COMMON STOCK                COMMON STOCK
                                                                   -------------------------   -------------------------
                        NAME AND ADDRESS
                     OF BENEFICIAL OWNER(1)                           NUMBER       PERCENT        NUMBER        PERCENT
----------------------------------------------------------------   -----------   -----------   ------------   ----------
(a) Certain beneficial owners:
Mendelson Reporting Group(3) ...................................    2,281,459        23.01%       711,551         8.99%
HEICO Savings and Investment Plan(4) ...........................    1,259,272        14.96%       633,820         8.62%
Dr. Herbert A. Wertheim(5) .....................................    1,136,176        13.50%       568,088         7.73%
Palisade Capital Management, L.L.C.(6) .........................           --           --        642,000         8.74%
Rene Plessner Reporting Group(7) ...............................      448,067         5.32%       224,034         3.05%

(b) Directors:
Jacob T. Carwile(8) ............................................      135,013         1.58%        67,782            *
Samuel L. Higginbottom .........................................        3,749            *          2,149            *
Eric A. Mendelson(9) ...........................................      477,059         5.47%       213,340         2.85%
Laurans A. Mendelson(10) .......................................    1,646,683        17.69%       435,441         5.69%
Victor H. Mendelson(11) ........................................      472,281         5.42%       211,050         2.82%
Albert Morrison, Jr.(12) .......................................       17,073            *          8,811            *
Dr. Alan Schriesheim(13) .......................................      122,994         1.44%        61,772            *
Guy C. Shafer ..................................................       11,475            *          6,012            *

(c) Executive officers listed in Summary Compensation
    table who are not directors:
Thomas S. Irwin(14) ............................................      347,462         4.04%       127,743         1.72%
James L. Reum(15) ..............................................      116,413         1.37%        13,218            *
All directors and officers as a group (10 persons)(16) .........    3,035,638        29.12%       999,038        12.29%
All directors, officers, the HEICO Savings and
  Investment Plan and the Mendelson Reporting
  Group as a group .............................................    4,212,000        40.40%     1,591,353        19.58%

----------------
  *  Represents ownership of less than 1%.

 (1) Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock owned by them, except to the extent such power may be shared with a spouse.

 (2) The number of shares of Common Stock and Class A Common Stock deemed outstanding includes (i) 8,417,270 shares of Common Stock outstanding as of January 24, 2000, (ii) 7,349,329 shares of Class A Common Stock outstanding as of January 24, 2000, and (iii) shares issued pursuant to options held by the respective person or group which may be exercised within 60 days after January 24, 2000 ("presently exercisable stock options") as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options are deemed to be outstanding and to be beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

 (3) The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; Mendelson International Corporation "MIC," a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson, and the Victor H. Mendelson

     Revocable Investment Trust, whose grantor, sole presently vested beneficiary and a trustee is Victor H. Mendelson. Includes 1,496,317 shares of Common Stock and 568,661 shares of Class A Common Stock covered by currently exercisable stock options. Also includes 17,486 shares of Common Stock and 34,594 shares of Class A Common Stock held of record by employees and former shareholders of the Company's Northwings Accessories Corp. subsidiary but subject to a voting proxy held by Laurans A. Mendelson. See Notes (9), (10) and (11) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.

 (4) Reflects 628,007 shares of Common Stock and 318,793 shares of Class A Common Stock allocated to participants' individual accounts and 631,265 unallocated shares of Common Stock and 315,027 unallocated shares of Class A Common Stock as of September 30, 1999. Under the terms of the Plan, all shares allocated to the accounts of participating employees will be voted or not as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted in the same proportion as the shares for which instructions are received. The address of HEICO Savings and Investment Plan is c/o Reliance Trust Company, 3384 Peachtree Road NE, Suite 900, Atlanta, Georgia 30326.

 (5) The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.

 (6) Based on information in a Schedule 13G filed on February 10, 2000, all of which shares are held in portfolios of advisory clients of Palisade Capital Management, L.L.C., One Bridge Plaza, Suite 695, Fort Lee, NJ 07024.

 (7) Based on information in a Schedule 13D dated January 9, 1997 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner Associates, Inc. Profit Sharing Plan. Reflects 279,979 shares of Common Stock and 139,990 shares of Class A Common Stock held by Mr. Plessner and 168,088 shares of Common Stock and 84,044 shares of Class A Common Stock held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company. The address of Rene Plessner Reporting Group is 375 Park Avenue, New York, NY 10052.

 (8) Reflects 123,538 shares of Common Stock and 61,770 shares of Class A Common Stock subject to presently exercisable stock options.

 (9) Reflects 157,282 shares of Common Stock and 74,140 shares of Class A
     Common Stock held by MIC, 303,105 shares of Common Stock and 130,553 shares of Class A Common Stock covered by currently exercisable stock options and 14,830 shares of Common Stock and 7,426 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson's account and 250 shares of Common Stock and 425 shares of Class A Common Stock owned by Eric Mendelson's children. See Note (3) above.

(10) Laurans A. Mendelson disclaims beneficial ownership with respect to 157,282 shares of Common Stock and 74,140 shares of Class A Common Stock, respectively, of these shares, which are held in the name of MIC, 21,050 shares of Common Stock and 8,875 shares of Class A Common Stock which were donated to Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President, and 17,486 shares of Common Stock and 34,594 shares of Class A Common Stock held of record by employees and former shareholders of the Company's Northwings subsidiary but subject to a voting proxy held by Mr. Mendelson. Includes 540,219 shares of Common Stock held solely by Mr. Mendelson or LAM Limited Partners or LAM Alpha Limited Partners. Also includes 890,105 shares of Common Stock and 307,554 shares of Class A Common Stock covered by currently exercisable stock options and 20,541 shares of Common Stock and 10,278 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Mr. Mendelson's account. See Notes (3), (9) and (11).

(11) Reflects 157,282 shares of Common Stock and 74,140 shares of Class A Common Stock held by MIC, 303,107 shares of Common Stock and 130,554 shares of Class A Common Stock covered by currently exercisable stock options, of which 156,485 shares of Common Stock and 78,243 shares of Class A Common Stock are held by the Victor H. Mendelson Revocable Investment Trust, and 11,197 shares of Common Stock and 5,609 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson's account and 400 shares of Class A Common Stock owned by Victor Mendelson's children. See Note (3) above.

(12) Albert Morrison Jr.'s voting and dispositive power with respect to 15,481 and 7,740 shares of Common Stock and Class A Common Stock, respectively, of these shares is held indirectly through Sheridan Ventures, Inc., a corporation of which Mr. Morrison is the President, but not a shareholder.


(13) Reflects 111,182 shares of Common Stock and 55,592 shares of Class A Common Stock subject to presently exercisable stock options.

(14) Reflects 177,649 shares of Common Stock and 87,827 shares of Class A Common Stock covered by currently exercisable stock options and 28,154 shares of Common Stock and 14,088 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin's account.

(15) Reflects 99,988 shares of Common Stock and 5,000 shares of Class A Common Stock covered by currently exercisable stock options, and 8,188 shares of Common Stock and 4,104 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to James L. Reum's account.

(16) Reflects 2,008,674 shares of Common Stock and 778,850 shares of Class A Common Stock covered by currently exercisable stock options. The total for all directors and officers as a group (10 persons) also includes 82,910 shares of Common Stock and 41,505 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of officers pursuant to the Plan. See Note (4) above.

                          PROPOSAL TO ELECT DIRECTORS
                               (PROPOSAL NO. 1)

     Each of the eight individuals named in the table below has been nominated by management for election to the Board at the annual meeting to serve until the next annual meeting or until his successor is elected and qualified. All of the nominees are currently serving as directors.

                                                                                             DIRECTOR
NAME                        AGE    CORPORATE OFFICE OR POSITION                               SINCE
------------------------   -----   ------------------------------------------------------   ---------
Jacob T. Carwile           76      Director(1)(3)                                             1975
Samuel L. Higginbottom     78      Director(1)(2)(5)                                          1989
Eric A. Mendelson          34      Vice President of the Company; President of HEICO          1992
                                   Aerospace Holdings Corp. and Director(6)
Laurans A. Mendelson       61      Chairman of the Board, President and Chief Executive       1989
                                   Officer, Director(2)(6)
Victor H. Mendelson        32      Vice President and General Counsel of the Company;         1996
                                   President of HEICO Aviation Products Corp. and
                                   Director(4)(6)
Albert Morrison, Jr.       63      Director(3)(5)                                             1989
Dr. Alan Schriesheim       69      Director(2)(3)(4)                                          1984
Guy C. Shafer              81      Director(1)(5)                                             1989

----------------
(1) Member of Nominating and Executive Compensation Committee.
(2) Member of Executive Committee.
(3) Member of Finance/Audit Committee.
(4) Member of Environmental, Safety and Health Committee.
(5) Member of Stock Option Plan Committee.
(6) Laurans A. Mendelson is the father of Eric A. Mendelson and Victor H. Mendelson.

                        BUSINESS EXPERIENCE OF NOMINEES

     JACOB T. CARWILE retired as a Lt. Col. from the United States Air Force ("USAF"), and presently serves as an aerospace consultant. During Mr. Carwile's USAF career, Mr. Carwile served as a command pilot and procurement officer, working extensively in the development, testing, and production of many aircraft, helicopters, and engines. Mr. Carwile also served in special management positions with numerous overhaul and modification facilities in the United States and Spain. From 1972 to 1987 Mr. Carwile served as president of Decar Associates, which provided aviation material to the U.S. government and the aerospace industry.

     SAMUEL L. HIGGINBOTTOM is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a director of AmeriFirst Bank from 1986 to 1991. He is Vice Chairman of St. Thomas University, Miami, Florida.

     ERIC A. MENDELSON has served as Vice President of the Company since 1992, and has been President of HEICO Aerospace Holdings Corp. ("HEICO Aerospace"), a subsidiary of HEICO, since its formation in 1997 and President of HEICO Aerospace Corporation since 1993. He also served as President of HEICO's Jet Avion Corporation, a wholly owned subsidiary of HEICO Aerospace, from

1993 to 1996 and served as Jet Avion's Executive Vice President and Chief Operating Officer from 1991 to 1993. From 1990 to 1991, Mr. Mendelson was Director of Planning and Operations of the Company. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation ("MIC"), a private investment company which is a shareholder of HEICO. He received his AB degree from Columbia College and his MBA from the Columbia University Graduate School of Business. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson.


     LAURANS A. MENDELSON has served as Chairman of the Board of the Company since December 1990. Mr. Mendelson has also served as Chief Executive Officer of the Company since February 1990, President of the Company since September 1991 and served as President of the Company's former MediTek Health Corporation subsidiary ("MediTek") from May 1994 until its sale in July 1996. In 1997 and 1999, Mr. Mendelson served on the board of governors of the Aerospace Industries Association. Mr. Mendelson is a Certified Public Accountant. Mr. Mendelson is a member of the Board of Trustees of Columbia University in the City of New York and the Board of Trustees of Mount Sinai Medical Center in Miami Beach, Florida.


     VICTOR H. MENDELSON has served as Vice President of the Company since 1996, as President of HEICO Aviation Products Corp. since September 1996 and as General Counsel of the Company since 1993. He served as Executive Vice President of MediTek from 1994 and its Chief Operating Officer from 1995 until its sale in July 1996. He was the Company's Associate General Counsel from 1992 until 1993. From 1990 until 1992, he worked on a consulting basis with the Company developing and analyzing various strategic opportunities. Mr. Mendelson is a co-founder and, since 1987, has been President of MIC (a private investment company which is a shareholder of HEICO). Mr. Mendelson received his AB degree from Columbia College and his JD from The University of Miami School of Law. He is a Trustee of St. Thomas University, Miami, Florida. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson.


     ALBERT MORRISON, JR. has served as President of Morrison, Brown, Argiz & Company, a certified public accounting firm located in Miami, Florida, since 1971. He has served as the Vice Chairman of the Dade County Industrial Development Authority since 1983. Mr. Morrison is the Treasurer of the Florida International University Board of Trustees and has served as a Trustee since 1980. Mr. Morrison also served as a director of Logic Devices, Inc., a computer electronics company and Walnut Financial Services, Inc., a financial services company.


     DR. ALAN SCHRIESHEIM is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon's Corporate Research Laboratories. Dr. Schriesheim is also a director of Rohm and Haas Company, a chemical company, and a member of the Board of the Children's Memorial Hospital of Chicago, Illinois.


     GUY C. SHAFER is retired from Coltec Industries, Inc., formerly Colt Industries, Inc., (a manufacturer of aviation and automotive equipment), where he served as Advisor to the Chief Executive Officer from 1987 to 1988, Executive Vice President from 1985 to 1986 and Group Vice President from 1969 to 1985. Mr. Shafer has been in the aviation and automotive manufacturing industry since 1946.


     Meetings of the Board are held periodically during the year. The Board held eight meetings in fiscal 1999. The Board currently has five standing committees: the Executive Committee; the Nominating and Executive Compensation Committee; the Finance/Audit Committee; the Environmental, Safety and Health Committee and the Stock Option Plan Committee. The Executive Committee has such powers as are delegated by the Board, which may be exercised while the Board is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Nominating and Executive Compensation Committee determines the Company's director and officer requirements and recommends to the full Board nominees for election. The Nominating and Executive Compensation Committee does not solicit nominations from shareholders. That Committee also reviews and approves compensation of the Company's officers, key employees and directors. The Finance/Audit Committee oversees the quality and integrity of the accounting, auditing, and reporting practices of the Company including a recommendation for selection and retention of the Company's independent accountant, oversight of internal audit activities and controls, review of internal statements with management and the independent auditor, and reviewing the status of pending litigation, tax matters and compliance issues. In December 1999, the Board adopted a formal written Audit Committee Charter documenting these roles and responsibilities. The Environmental, Safety and Health Committee meets with the Company's senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Stock Option Plan Committee administers the Company's stock option plans including authority to grant options, determines the persons to whom and the times at which options are granted, and determines the terms and provisions of each grant. During fiscal 1999, the Stock Option Committee met three times, the Nominating and Executive Compensation Committee met three times, the Finance/Audit Committee met two times, the Executive Committee met two times and the Environmental, Safety and Health Committee met four times.


     The persons named in the enclosed proxy card intend to vote such proxy for the election of the listed nominees, or, in the event of death, disqualification, refusal or inability of any nominee to serve, for the election of such other person as management may recommend in the place of such nominee to fill such vacancy. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.


THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL OF MANAGEMENT'S NOMINEES.


COMPENSATION OF DIRECTORS


     Directors receive director's fees of $1,000 for each regular Board meeting attended and an annual retainer of $18,000. Directors of the Company are required to purchase shares of HEICO Common Stock equivalent to 1/3 of their annual retainers ($6,000). Members of committees of the Board of the Company are paid a $2,000 annual retainer for each committee served and $500 for attendance at each committee meeting. In addition, committee chairmen are paid an annual retainer of $1,000 for each committee chaired. During fiscal 1999, an aggregate of $143,000 was paid to directors under the compensation arrangements described above (including $27,500 paid to Jacob Carwile, $30,500 paid to Samuel Higginbottom, $29,500 paid to Albert Morrison, Jr., $29,500 paid to Dr. Alan Schriesheim and $26,000 paid to Guy Shafer), excluding amounts paid to Laurans A. Mendelson, Eric A. Mendelson and Victor H. Mendelson, which are reported in the Summary Compensation Table. Per diem fees for other consulting services are paid to individual directors, as assigned by the Chairman of the Board, in the amount of $600 per day. During fiscal 1999, an aggregate of $119,100 was paid to directors for consulting services (including $38,400 paid to Jacob Carwile, $79,500 paid to Samuel Higginbottom, and $1,200 paid to Dr. Alan Schriesheim).


     The Company's Directors' Retirement Plan, adopted in 1991 in order to facilitate Director retirements, covers the then current directors of the Company. Under the Directors' Retirement Plan, participants will, upon retirement from the Board, receive annually the average retainer such director was paid during his service as a member of the Board payable in quarterly installments. Such quarterly payments are not to be less than $3,000. Subject to the terms of the Directors' Retirement Plan, these quarterly payments will continue for the same period of time that the participant served on the Board, not to exceed ten years. During fiscal 1999, $67,000 was accrued, while amounts totaling $11,000 were paid pursuant to the Directors' Retirement Plan.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (determined as of the end of the last fiscal year) for the fiscal years ended October 31, 1999, 1998 and 1997:

                                                ANNUAL COMPENSATION(1)
                                        --------------------------------------
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)      OTHER($)
-------------------------------- ------ ----------- ---------- ---------------
Laurans A. Mendelson             1999     385,000         --        24,000(3)
Chairman of the Board,           1998     385,000    350,000        33,215(3)
President and Chief              1997     350,000    200,000       169,642(4)
Executive Officer

Thomas S. Irwin                  1999     180,000         --            --
Executive Vice President         1998     180,000    190,000            --
and Chief Financial Officer      1997     165,000     85,000        90,000(5)

Eric A. Mendelson                1999     180,000         --        19,000(3)
Vice President;                  1998     180,000    190,000        29,882(3)
President of HEICO               1997     150,000    190,000        16,642(3)
Aerospace Holdings Corp.

Victor H. Mendelson              1999     180,000         --        24,500(3)
Vice President and               1998     180,000    190,000        33,382(3)
General Counsel;                 1997     150,000     80,000       130,339(6)
President of HEICO
Aviation Products Corp.

James L. Reum                    1999     180,000         --            --
Executive Vice President of      1998     180,000    150,000            --
HEICO Aerospace Holdings Corp.   1997     150,000    150,000            --

                                         LONG-TERM COMPENSATION
                                 --------------------------------------
                                            AWARDS              PAYOUTS
                                 ----------------------------- --------
                                   RESTRICTED
                                     STOCK         OPTIONS/      LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION       AWARD(S)($)     SARS(#)(2)    PAYOUTS  COMPENSATION($)
-------------------------------- ------------- --------------- -------- ----------------
Laurans A. Mendelson                      --       100,000          --       25,330(8)
Chairman of the Board,                    --        25,000(7)       --       25,330(8)
President and Chief                       --        45,000          --       28,299(8)
Executive Officer

Thomas S. Irwin                           --        40,000          --        6,890(9)
Executive Vice President                  --        50,000(7)       --        7,159(9)
and Chief Financial Officer               --        47,250          --        9,759(9)

Eric A. Mendelson                         --        40,000          --        5,713(9)
Vice President;                           --       100,000          --        7,454(9)
President of HEICO                        --        79,500          --        9,000(9)
Aerospace Holdings Corp.

Victor H. Mendelson                       --        40,000          --        6,907(9)
Vice President and                        --       100,000          --        7,238(9)
General Counsel;                          --        79,500          --        9,000(9)
President of HEICO
Aviation Products Corp.

James L. Reum                             --            --          --        6,600(9)
Executive Vice President of               --        25,000(7)       --        5,801(9)
HEICO Aerospace Holdings Corp.            --        39,750          --        7,326(9)

----------------
(1) Salary and bonus amounts include amounts deferred by executive officers pursuant to a non-qualified deferred compensation plan available to selected executive officers. Under such deferred compensation plan, selected employees may elect to defer a portion of their compensation. Amounts deferred are immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a Trustee, accrue to the benefit of the individual.

(2) The Company has not granted and does not currently grant Stock Appreciation Rights ("SARs"). The option share amounts presented have been adjusted for stock splits and dividends, as applicable.

(3) Represents payments of directors' fees.

(4) Represents a special $150,000 cash incentive payment awarded from the proceeds of the sale of a minority interest in HEICO Aerospace Holdings Corp., a subsidiary of the Company, and the payment of directors' fees totaling $19,642.

(5) Represents a special $90,000 cash incentive payment awarded from the proceeds of the sale of a minority interest in HEICO Aerospace Holdings Corp., a subsidiary of the Company.

(6) Represents a special $110,000 cash incentive payment awarded from the proceeds of the sale of a minority interest in HEICO Aerospace Holdings Corp., a subsidiary of the Company, and the payment of directors' fees totaling $20,339.

(7) Represents options granted for Class A Common Stock.

(8) Includes annual life insurance premiums paid by the Company of $18,250 in fiscal years 1999, 1998 and 1997. Amount also includes Company contributions to his HEICO Savings and Investment Plan account of $7,080 in fiscal 1999, $7,080 in fiscal 1998 and $9,549 in fiscal year 1997. Prior to receiving a portion of the Company contributions under such plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

(9) Represents Company contributions to the HEICO Savings and Investment Plan account of the named executive. Prior to receiving a portion of the Company contributions under such plan, each named executive contributed, in cash, twice the amount that he received in HEICO stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

OPTIONS/SAR GRANTS TABLE

     The following table sets forth information concerning individual grants of stock options pursuant to the Company's Non-Qualified Stock Option Plan (the "NQSO Plan") and 1993 Stock Option Plan during the fiscal year ended October 31, 1999 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. The Company has not granted and does not currently grant stock appreciation rights.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                % OF TOTAL
                                               OPTIONS/SARS
                                  OPTIONS/      GRANTED TO      EXERCISE
                                    SARS       EMPLOYEES IN     OR BASE
NAME AND PRINCIPAL POSITION    GRANTED(#)(1)    FISCAL YEAR   PRICE($/SH)
----------------------------- --------------- -------------- -------------
Laurans A. Mendelson           100,000(3)           11%         $ 25.94
Chairman of the Board,
President and Chief
Executive Officer

Thomas S. Irwin                 40,000(4)            4%         $ 25.94
Executive Vice President
and Chief Financial Officer

Eric A. Mendelson               40,000(4)            4%         $ 25.94
Vice President;
President of HEICO
Aerospace Holdings Corp.

Victor H. Mendelson             40,000(4)            4%         $ 25.94
Vice President and
General Counsel;
President of HEICO
Aviation Products Corp.

James L. Reum                       --              --               --
Executive Vice President
of HEICO Aerospace

                                                             POTENTIAL REALIZABLE
                                                                VALUE ASSUMING
                                                             ANNUAL RATES OF STOCK
                                 MARKET                        APPRECIATION FOR
                                PRICE ON                        OPTION TERM(2)
                                DATE OF    EXPIRATION -----------------------------------
NAME AND PRINCIPAL POSITION      GRANT        DATE     0%($)      5%($)         10%($)
----------------------------- ----------- ----------- ------- ------------- -------------
Laurans A. Mendelson            $ 25.94    03/16/09      --    $1,631,195    $4,133,770
Chairman of the Board,
President and Chief
Executive Officer

Thomas S. Irwin                 $ 25.94    03/16/09      --    $  652,478    $1,653,508
Executive Vice President
and Chief Financial Officer

Eric A. Mendelson               $ 25.94    03/16/09      --    $  652,478    $1,653,508
Vice President;
President of HEICO
Aerospace Holdings Corp.

Victor H. Mendelson             $ 25.94    03/16/09      --    $  652,478    $1,653,508
Vice President and
General Counsel;
President of HEICO
Aviation Products Corp.

James L. Reum                        --          --      --            --            --
Executive Vice President
of HEICO Aerospace

----------------
(1) No stock appreciation rights have been granted.

(2) Based upon arbitrary assumptions of 0%, 5%, and 10% annual appreciation of the Company's Common Stock through the expiration date of the executive's options granted during the last fiscal year.
(3) Options were 100% vested at grant.

(4) Options vest 20% per annum.

AGGREGATED OPTION/SAR EXERCISES AND
FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table sets forth information concerning options exercised during fiscal 1999 and unexercised options to purchase the Company's Common Stock and Class A Common Stock as of October 31, 1999 under the Company's Combined Stock Option Plan, NQSO Plan and 1993 Stock Option Plan held by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing prices of HEICO's Common Stock and Class A Common Stock on the composite tape of the New York Stock Exchange ("NYSE") on October 31, 1999:

                       AGGREGATE OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                NUMBER OF          VALUE OF
                                                                               UNEXERCISED        UNEXERCISED
                                                                              OPTIONS/SARS       IN-THE-MONEY
                                             SHARES                           AT FY-END(#)       AT FY-END($)
                                            ACQUIRED           VALUE          EXERCISABLE/       EXERCISABLE/
NAME AND PRINCIPAL POSITION              ON EXERCISE(#)     REALIZED($)     UNEXERCISABLE(1)     UNEXERCISABLE
-------------------------------------   ----------------   -------------   ------------------   --------------
Laurans A. Mendelson                         100,000(2)     $2,182,300           1,172,659E     $14,493,623E
Chairman of the Board, President and
Chief Executive Officer

Thomas S. Irwin                               14,718(3)        436,050             248,825E        2,993,046E
Executive Vice President                                                            89,282U           76,609U
and Chief Financial Officer

Eric A. Mendelson                                 --                --             402,377E        4,563,090E
Vice President; President                                                          138,563U          153,209U
of HEICO Aerospace Holdings Corp.

Victor H. Mendelson                               --                --             401,817E        4,503,491E
Vice President and General                                                         139,126U          160,332U
Counsel; President of HEICO Aviation
Products Corp.

James L. Reum                                 50,000(3)        720,342             114,867E        1,292,377E
Executive Vice President                                                            22,472U           36,438U
and Chief Operating Officer of HEICO
Aerospace Holdings Corp.

----------------
 E--Denotes exercisable options.

 U--Denotes unexercisable options.

(1) Option share amounts have been adjusted for stock dividends and stock splits.

(2) Represents shares of Class A Common Stock.

(3) Represents shares of Common Stock.

            NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT


THE COMMITTEE


     The Nominating and Executive Compensation Committee (the "Committee") of the Board consists exclusively of members of the Board who were not, during the three year term prior to service on the Committee or during the period of service on the Committee, granted options under any Company stock option plan. No member of the Committee is a current or former employee or officer of the Company or any of its' affiliates. Decisions concerning compensation of the Company's executive officers generally are made by the Committee and all decisions by the Committee relating to compensation of the Company's executive officers are reviewed by the full Board, except that decisions relating to awards under the Company's 1993 Stock Option Plan are made by the Stock Option Plan Committee (the "SOC") and are further ratified by the Board.


COMPENSATION PHILOSOPHY


     In general, the Company's primary objectives in establishing executive compensation are: (i) to incentivize management to increase the Company's income and enhance shareholder value; (ii) to align stockholder and management interests; (iii) to foster long-term growth pursuit by management; (iv) to recruit the highest quality management team; (v) to stimulate both entrepreneurial and team objectives by management; and (vi) to obtain and retain top managers in a very competitive compensation market. The Committee believes that compensation which includes stock or stock options stimulates managers to maximize the Company's stock price by increasing earnings because the Committee believes that a Company's stock price is ultimately driven by earnings. The Committee believes that this philosophy has led to a 154% increase in the Company's Common Stock price from fiscal 1996 to fiscal 1999, and an earnings increase of 65% over the same period.


     Historically, the Company has refrained from paying large base cash compensation and has paid cash bonuses only upon quantitative earnings improvements. In 1999, despite continuing record financial performance by the Company, no cash bonuses were paid to any of the Company's executive officers. The executive officers received stock options instead. Stock options have allowed the Company to limit its cash compensation risk by granting such options which are not directly charged to the Company's reported income and which yield gains for officers only upon the Company's success. Further, numerous publicly-held corporations issue stock options to their employees and the Committee believes that the Company must do so in order to remain competitive in the employment markets.


     Stock option holders do not receive any income or other benefit from their stock options unless all of the Company's shareholders gain from an increase in the Company's stock price. If management's efforts do not result in a share price increase, management will forego potentially sizeable financial gains, and gains often represent a substantial income expectation for certain officers. The Committee believes that HEICO's management has worked diligently to improve the Company's performance, which has provided management with gains on their stock options.


RELATIONSHIP TO PERFORMANCE UNDER COMPENSATION PLANS


     Compensation paid to the Company's executive officers in 1999, as reflected in the foregoing tables, consisted essentially of base salary, stock options, and Company contributions to the HEICO Savings and Investment Plan (the "Savings and Investment Plan"). None of the executive officers received bonuses in 1999 despite the Company's record financial performance. All employees of the Company and certain subsidiaries are eligible to participate in the Savings and Investment Plan, but, under Federal regulations, certain employees of the Company (including Laurans A. Mendelson, Thomas S. Irwin, Eric
A. Mendelson, Victor H. Mendelson and James L. Reum) are limited in their participation. Further, all officers listed herein who are eligible to participate in the Savings and Investment Plan contributed a portion of their compensation to the Savings and Investment Plan in order to receive the maximum of the Company's contribution.

     The Committee determines executive officers' base salaries by use of comparative industry data and numerous other considerations of individual performance and corporate goals. In 1999, none of the Company's five executives listed in the Compensation Tables of this Proxy Statement received salary increases or bonuses. Consequently, their cash compensation decreased dramatically. The following items are among the principal factors which the Committee considered in establishing base salaries for the Company's executive officers in 1999: prevailing executive compensation trends; compensation analysis reports from an independent consulting firm; consultation with executives; known industry standards; local and geographic standards; private negotiation with key executives; alternative employment opportunities available to executives; industry knowledge and experience; complexity and difficulty of responsibilities; and past and expected future contributions to the Company's development.


     The Committee believes it is crucial to reward management's success in meeting the Company's goals. The Committee, for example, reviews new product development success as the Company's new product development program is critical to the Company's earnings growth. Because, due in large measure to management's efforts, income from operations increased significantly in 1999 following substantial increases in 1998, 1997 and 1996, the Committee feels it is appropriate to reward certain executive officers for this success.


     The Committee has observed the current management team for numerous years and has concluded that the Committee's bonus policy has appropriately rewarded and incentivized management for its successes and efforts. During the most recent year, management successfully completed seven acquisitions and successfully implemented important changes at the Company's Electronics & Ground Support Group as well as the Flight Support Group. Both the Electronics & Ground Support Group's and the Flight Support Group's revenue and income grew substantially in fiscal 1999.


     Although the Committee believes that its compensation policies stimulate long-term growth and attention to short-term considerations, it will regularly review compensation practices and may, depending upon conditions in its businesses and other factors, alter its policies.


CHIEF EXECUTIVE OFFICER


     The Committee considers the Chief Executive Officer's compensation each year. The primary standards which the Committee considers with regard to the Chief Executive Officer's compensation are substantially the same as those described with regard to executive officers in general. Further, the Committee assesses past performance, ability to deliver predicted results and anticipated future contributions to the Company's growth.


     The Company has prospered under Mr. Mendelson's leadership. Specifically, the Company has expanded its aerospace product line following a restructuring of its aerospace operations, and it has successfully entered and sold a new, profitable line of business, which grew substantially since its commencement. Under Mr. Mendelson's tenure, the Company has completed a key strategic alliance with a major airline and twelve significant strategic acquisitions, and successfully negotiated a $120 million credit facility with a syndicate of banks.


     The Committee believes it is important to continue to induce Mr. Mendelson to devote substantially all of his professional time and effort to the Company and to forego other potentially lucrative business transactions. In doing so, the Committee has considered Mr. Mendelson's other successful business activities unrelated to the Company.


     Further, the Company's commercial bank has required that the Company retain Mr. Mendelson's services in order to obtain and retain its credit facility. The Company's lender has also required that Mr. Mendelson and his family maintain substantially all of their present ownership position in the Company in order to retain the credit facility. These requirements were made at the lender's sole request as part of the Company's loan agreement with the lender. Accordingly, the Board believes that it is essential to ensure Mr. Mendelson's continued management of the Company by providing him with sufficient incentive to remain as the Company's Chief Executive Officer and to induce him to maintain his significant investment in the Company.


     The Committee believes that equity ownership by management is essential. Accordingly, because Mr. Mendelson has made a substantial equity commitment to the Company, the Committee believes it should consider this factor in establishing Mr. Mendelson's compensation level.


1999 STOCK OPTION GRANTS


     As discussed previously in this report, the Committee believes that stock options are an important way to align shareholder and management interests because such options will cause managers to reap economic reward only if other shareholders gain. Further, in order to compete with other, larger corporations and with internet or technology businesses for high-quality acquisitions and management talent, the Committee understands that the Company must supply its managers with the opportunity to realize large financial gains upon the successful implementation of their goals and objectives.


     Therefore, the Committee awarded stock options to certain executive officers, as described in the foregoing tables.


     SUBMITTED BY THE NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS: JACOB T. CARWILE, SAMUEL L. HIGGINBOTTOM, AND GUY
C. SHAFER.


EMPLOYMENT AGREEMENTS


     Thomas S. Irwin and the Company are parties to a key employee termination agreement which provides a lump sum severance payment equal to two years' compensation if his employment is terminated within three years after a change in control of the Company (as defined in the key employee termination agreement).

PERFORMANCE GRAPH


     The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the New York Stock Exchange (NYSE) Total Value Index and the American Stock Exchange (AMEX) Total Value Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. For purposes of this performance comparison, the Company has selected the Dow Jones Aerospace & Defense Group Index, which is comprised of companies which make air transportation vehicles, major weapons, defense equipment or defense radar systems. The Company has added the NYSE Total Value Index in the graph because on January 29, 1999, the Class A Common Stock and the Common Stock commenced trading on the NYSE under the symbols HEI.A and HEI, respectively and both classes of stock ceased trading on the AMEX.

                          [GRAPHIC OMITTED]

                                       1994           1995           1996           1997            1998            1999
                                   ------------   ------------   ------------   ------------   --------------   ------------
HEICO Common Stock* ............     $ 100.00       $ 216.07       $ 348.26       $ 817.67       $ 1,174.89       $ 853.10
American Stock Exchange
  Total Value Index ............     $ 100.00       $ 113.76       $ 124.02       $ 151.75       $   146.75       $ 184.48
New York Stock Exchange
  Total Value Index ............     $ 100.00       $ 119.68       $ 144.70       $ 185.99       $   210.04       $ 241.78
Dow Jones Aerospace and
  Defense Group Index ..........     $ 100.00       $ 152.53       $ 216.70       $ 243.14       $   232.30       $ 195.21

----------------
* The share price used in determining the Company's shareholder returns on its Common Stock has been retroactively adjusted to give effect to the April 1998 dividend of one share of Class A Common Stock for each two outstanding shares of Common Stock.

                             SELECTION OF AUDITORS


     The Board has not yet selected an independent public accounting firm to serve as the Company's auditors for fiscal 2000. The Board is expected to decide on this matter shortly after the 1999 annual meeting.


     Representatives of Deloitte & Touche LLP, the Company's auditors since fiscal 1990, are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement, if they desire to do so, and will be available to answer questions that may be asked by shareholders.



                           PROPOSALS OF SHAREHOLDERS


     If any shareholder of the Company wishes to present a proposal for action at the Company's annual meeting of shareholders presently scheduled for March 20, 2001, notice of such presentation must be received by the Company at its principal executive office, 3000 Taft Street, Hollywood, Florida 33021, on or before October 31, 2000.



                           GENERAL AND OTHER MATTERS


     Neither HEICO nor the members of its Board intend to bring before the meeting any matters other than those referred to in the accompanying Notice of Meeting. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the meeting, the persons whose names appear in the enclosed form of proxy intend to vote the proxy in accordance with their judgment.



                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                            LAURANS A. MENDELSON
                                                CHAIRMAN OF THE BOARD, PRESIDENT
                                                     AND CHIEF EXECUTIVE OFFICER

                               HEICO CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 21, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if they were personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at The Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida at 10:00 a.m. on March 21, 2000 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys ant proxies are authorized to vote as indicated on the reverse side.

           (CONTINUED, AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

    PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED,
                SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

                            - FOLD AND DETACH HERE -

                                HEICO CORPORATION

                        ANNUAL MEETLING OF SHAREHOLDERS

                                 March 21, 2000
                                   10:00 a.m.
                   The Sheraton Fort Lauderdale Airport Hotel
                                1825 Griffin Road
                                    Dania, FL

ELECTION OF DIRECTORS      Nominees:                                                  2. In their discretion, upon such other
                                                                                         matters which may properly come before
  FOR        WlTHHOLD      01. Jacob T. Carwile,       05. Victor H. Mendelson,          the meeting or any adjournments.
  all        AUTH0RITY     02. Samuel L. Higginbottom, 06. Albert Morrison, Jr.,
nominees  to vote for all  03. Laurans A. Mendelson,   07. Dr. Alan Schriesheim,
 listed   nominees listed  04. Eric A. Mendelson,      08. Guy C. Shafer

    [ ]           [ ]

INSTRUCTION. To withhold authority to vote for any individual nominee, write that         THIS PROXY WILL BE VOTED AS DIRECTED BUT
             nominee's name on the space provided below:                                  WHERE DIRECTION IS GIVEN IT WILL BE VOTED
                                                                                          FOR THE ELECTION OF ALL DIRECTORS.

_____________________________________________________________________________________     PLEASE SIGN, DATE AND MAIL THIS PROXY
                                                                                          PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT
                                                                                          YOUR SHARES CAN BE VOTED AT THE MEETING.

Signature _______________________________________ Signature _______________________________________ Dated:__________________, 2000.
(Please sign exactly as name appears hereon. If Executor, Trustee, etc., give full title. If stock is held in the name of more than one person, each should sign.)

                            - FOLD AND DETACH HERE -

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--------------------------------------------------------------------------------

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